Exhibit 10.3

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (this “Agreement”) is entered into on August 1, 2025 (the “Effective Date”) between Visiontech Group Inc., Nature’s Miracle Holding, Inc., Natures Miracle, Inc., Natures Miracle California, Inc., Hydroman, Inc., Hydroman Electric Corporation, NM Rebate, Inc., NM Data Inc., and Tie LI (individually and collectively, “Merchants”) on one hand, and Wave Advance, Inc. (“Wave”) on the other hand. Merchants and Wave are sometimes hereinafter referred to individually as a “Party” or collectively referred to as the “Parties.”

WHEREAS, the Parties entered into a Standard Merchant Cash Advance Settlement Agreement, dated February 2, 2025 (the “MCA Agreement”);

WHEREAS, a dispute has arisen as to the Parties’ respective rights and obligations under the MCA Agreement; and

WHEREAS, the Parties wish to resolve all disputes between them.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. The Settlement Amount. Merchants will pay $201,170.00 (the “Settlement Amount”) to Wave as follows:

Payment Number	Payment Date	Payment Amount
1	August 5, 2025	$18,000.00
2	August 11, 2025	$18,000.00
3	August 18, 2025	$18,000.00
4	August 25, 2025	$18,000.00
5	September 2, 2025	$18,000.00
6	September 8, 2025	$18,000.00
7	September 15, 2025	$18,000.00
8	September 22, 2025	$18,000.00
9	September 29, 2025	$18,000.00
10	October 14, 2025	$18,000.00
11	October 20, 2025	$18,000.00
12	October 27, 2025	$3,170.00

2. Automatic Debts. Merchants hereby authorize Wave to collect the Settlement Amount via ACH debit from the account listed below:

Financial Institution:

Account Name:	Visiontech Group, Inc.

Routing Number:

Account Number:

If for any reason, Wave’s attempt to debit the full amount of any payment due pursuant to this Agreement from the above-referenced account (   ) is unsuccessful, Merchants hereby authorize Wave to collect the Settlement Amount via ACH debit from the following account:

Financial Institution:

Account Name:	Visiontech Group, Inc.

Routing Number:

Account Number:

3. Default. In the event Merchants fail to make any payment as required by this Agreement or otherwise default hereunder, then Wave will be entitled to pursue judgment against Merchants, jointly and severally, in the sum of the Settlement Amount, minus any payment made under this Agreement, but plus interest at a rate of 18% per annum (or the maximum amount permitted by law if less) from date of default. Any money judgment obtained by Wave against Merchants in relation to this Agreement will accrue post-judgment interest at a rate of 18% per annum (or the maximum amount permitted by law if less), which rate will govern over the statutory rate up until actual satisfaction of the judgment.

4. Releases.

4.1. Merchants’ Release. Merchants, together with their affiliates, parents, subsidiaries, officers, employees, directors, shareholders, members, partners, agents, representatives, administrators, attorneys, predecessors, successors and assigns, hereby unconditionally and irrevocably release and discharge Wave and its affiliates, parents, subsidiaries, officers, employees, directors, shareholders, members, partners, agents, representatives, administrators, attorneys, predecessors, successors, and assigns, from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, controversies, agreements, contracts, variances, trespasses, damages, judgments, extensions, executions, claims, proceedings and demands whatsoever, in law, admiralty or equity and whether based on any state law, federal law, foreign law or common law right of action or otherwise, whether before a court or any other body or otherwise, whether now known or unknown, suspected or unsuspected, from the beginning of the world to the Effective Date, that have arisen, could have arisen, or could arise between them.

4.2. Wave Release. Wave together with its affiliates, parents, subsidiaries, officers, employees, directors, shareholders, members, partners, agents, representatives, administrators, attorneys, predecessors, successors and assigns, hereby unconditionally and irrevocably releases and discharges Merchants and their affiliates, parents, subsidiaries, officers, employees, directors, shareholders, members, partners, agents, representatives, administrators, attorneys, predecessors, successors, and assigns, from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, controversies, agreements, contracts, variances, trespasses, damages, judgments, extensions, executions, claims, proceedings and demands whatsoever, in law, admiralty or equity and whether based on any state law, federal law, foreign law or common law right of action or otherwise, whether before a court or any other body or otherwise, whether now known or unknown, suspected or unsuspected, from the beginning of the world to the Effective Date, that have arisen, could have arisen, or could arise between them.

4.3. Advice of Counsel. The Parties expressly acknowledge that they have had the opportunity to be advised by counsel of the contents and effect of the releases included in this Agreement. The Parties further acknowledge (a) the risk that they may later discover facts which, had such facts been known, would have affected their willingness to enter into this Agreement, and (b) that notwithstanding such risk and possibility, the Parties wish to execute the general releases and waivers in this Agreement.

4.4. Certain obligations not released. Nothing herein shall release a Party hereto from its obligation to perform the terms, conditions, covenants, and promises of this Agreement, or from any claim, loss, cause of action, cost, expense, attorney’s fees, damages, or liability that arises out of the breach of any obligation imposed by this Agreement.

5. Bankruptcy. If any of Merchants files for bankruptcy protection or an involuntary bankruptcy is commenced against any of Merchants prior to full payment of the Settlement Amount, such that any of the payments herein are deemed to have been made or cleared during the 90-day period for avoiding preferential transfers, then Wave will have the right to: (a) file a proof of claim for the sum of the Settlement Amount, minus any payment made under this Agreement, but plus interest at a rate of 18% per annum (or the maximum amount permitted by law if less) from date of default or date of bankruptcy filing (whichever is earlier) and for any amounts that may be subject to avoidance; and (b) file an action to declare the amounts due hereunder to be non-dischargeable by reason of fraud and/or any other basis allowable by the bankruptcy code, notwithstanding any settlement in this action. In such instance, Merchants will reserve all defenses available to them with respect to the non-discharge action.

6. Security Interest. To secure Merchants’ performance of their obligations to Wave under this Agreement, Merchants acknowledge and agree that, notwithstanding anything in this Agreement, all UCC-1 Financing Statement(s) previous filed by Wave pursuant to the MCA Agreement, and the corresponding security interests, will remain in full force and effect, and Wave will have full rights of enforcement, until Merchants’ obligations to Wave under this Agreement are satisfied in full.

For the avoidance of doubt, Merchants agree and acknowledge that, in the event Merchants fail to make any payment as required by this Agreement or otherwise default hereunder, Wave will have the right, without waiving any of its rights and remedies and without notice to Merchants, to notify Merchants’ credit card and/or check processors and account debtors of Merchants’ breach of this Agreement and to direct such credit card processors and account debtors to make payment to Wave of all or any portion of the amounts received by such credit card processor and account debtors on behalf of Merchants. Merchants hereby grant to Wave an irrevocable power-of-attorney, which power-of-attorney will be coupled with an interest, and hereby appoint Wave and Wave’s representative as Merchants’ attorney-in-fact to take any and all action necessary to direct such new or additional credit card and/or check processors and account debtors to make payment to Wave as contemplated by this Section 6.

7. UCC-1 Termination. If Merchants perform fully under this Agreement without default, then Wave will, within seven (7) days of Merchants’ full performance, terminate all UCC-1 Financing Statement(s) filed by Wave in connection with the MCA Agreement, and Merchants will have no further obligations to Wave under this Agreement.

8. Representations and Warranties. Each Party represents and warrants that:

(a)	the person executing this Agreement on its behalf is authorized to do so;

(b)	they (i) have interest in, and ownership of, the claims being released sufficient to grant the releases of those claims as contemplated hereby, and (ii) have not assigned the claims, issues, causes of action, or other matters alleged or released and discharged by this Agreement;

(c)	this Agreement is executed without duress and, except as stated herein, without reliance upon any statement, inducement, or representation of any of the Parties or their respective representatives concerning the nature and extent of any damages or injuries and/or legal liability; and

(d)	as of the Effective Date, the Parties have no rights under any agreements between them (other than this Agreement) with respect to each other.

9. Expenses and Fees. Except as otherwise provided for in this Agreement, each Party will pay and be solely responsible for all of the fees, expenses and disbursements of it and its respective agents, representatives and counsel in connection with this Agreement and the settlement contemplated hereby.

10. No Admission of Liability. The Parties agree that this Agreement shall not be deemed or construed to be an admission or evidence of any violation of any statute or law or of any liability or wrongdoing.

11. Binding Effect. The Agreement is binding upon, and shall inure to the benefit of, the Parties hereto and their respective heirs, executors, administrators, successors, and assigns.

12. Entire Agreement. This Agreement constitutes the entire agreement of the Parties with regard to the matters set forth herein and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to this Agreement.

13. Severability and Interpretation.

13.1. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible; provided, however, if the release and/or covenant not to sue contained herein is deemed to be illegal, void or unenforceable, the Parties agree to enter into a valid release and/or covenant not to sue. Further, if a court of competent jurisdiction should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent permitted by law by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

13.2. Should any provision of this Agreement require interpretation or construction, it is agreed by the Parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one Party by reason of the rule of construction that a document is to be construed more strictly against the Party who prepared the document.

14. Governing Law. This Agreement, and any and all disputes arising out of or relating in any way to this Agreement, including but not limited to its negotiation and execution, shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed entirely within such State without giving effect to any such laws that would give application to the laws of any other jurisdiction.

15. Confidential, Binding Arbitration.

15.1. Any action or dispute, whether sounding in contract, tort, law, equity, or otherwise, relating to this Agreement or involving Wave on one side and any Merchant on the other, including, but not limited to issues of arbitrability, and including, without limitation, any action or dispute that predates this Agreement, will, at the option of any party to such action or dispute, be determined by arbitration before a single arbitrator in Miami, Florida. The arbitration shall be administered by and pursuant to JAMS’ Streamlined Arbitration Rules and Procedures. The arbitrator shall apply Florida law to the merits of any dispute or claims, without reference to the rules of conflicts of law applicable therein. Judgment upon any award may be entered in any court having jurisdiction. Any legal fees and costs incurred in the enforcement of the arbitration award shall be paid by the party against whom enforcement is sought.

15.2. No discovery shall be taken in support of the arbitration, although each side shall exchange such documents and other information (a) as may be required by this Agreement; and (b) that the side intends to introduce at the arbitration hearing. In addition, each side shall exchange such additional information as may be directed by the arbitrator, either on his/her own motion or on application of any party for good cause shown.

15.3. The arbitral award (the “Award”) shall be (a) rendered within 120 days after the arbitrator’s acceptance of his or her appointment; (b) delivered in writing; (c) the sole and exclusive final and binding remedy with respect to the dispute between and among the parties without the possibility of challenge or appeal, which are hereby waived; and (d) accompanied by a form of judgment. The Award shall be deemed an award of the United States, the relationship between the parties shall be deemed commercial in nature, and any dispute arbitrated pursuant to this Agreement shall be deemed commercial. The arbitrator shall have the authority to grant any equitable or legal remedies, including, without limitation, entering preliminary or permanent injunctive relief.

15.4. The Parties agree that, subject to any non-waivable disclosure obligations under federal law, the arbitration, and all matters relating thereto or arising thereunder, including, without limitation, the existence of the dispute, the arbitration and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any decision of the arbitrator or Award), shall be kept strictly confidential, and each Party hereby agrees that such information shall not be disclosed beyond: (a) the arbitrator and necessary support personnel; (b) the participants in the arbitration; (c) those assisting the Parties in the preparation or presentation of the arbitration; and (d) other employees or agents of the Parties with a need to know such information. In all events, the Parties shall treat information pertaining to the arbitration with the same care that they treat their most valuable proprietary secrets. In the event that federal law imposes upon any Party an obligation to disclose the fact of the arbitration or the nature of the claims or counterclaims asserted, such Party or Parties shall disclose no more than the minimum information required by law after first consulting with and attempting in good faith to reach agreement with the opposing Party or Parties regarding the scope and content of any such required disclosure.

Notwithstanding any provisions of this Agreement, or any statute protecting the confidentiality of the arbitration and proceedings taken in connection therewith, in the event that either of the Parties is required to defend themselves in response to later proceedings instituted by the other in any court, relating to matters decided in the arbitration, such Party shall be relieved of any obligation to hold confidential the arbitration and its proceedings in order to submit, confidentially if and to the extent possible, sufficient information to such court to allow it to determine whether the doctrines of res judicata, collateral estoppel, bar by judgment, or other similar doctrines apply to such subsequent proceedings.

15.5. Any Party that prevails in arbitration or other legal proceeding arising out of this Agreement shall be entitled to recover reasonable attorney’s fees and costs, including administrative and filing fees, arbitrator compensation, and expert witness fees.

16. Miscellaneous.

16.1. No modification or amendment to this Agreement shall be binding unless it is in writing and signed by the person sought to be charged.

16.2. This Agreement may be executed in multiple counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all counterparts taken together shall constitute but one and the same instrument. For purposes of this Agreement, facsimile signatures shall be deemed originals.

IN WITNESS WHEREOF, the Parties hereto have set their hand as of the date and place stated below.

MERCHANTS:

/s/ Tie LI	Dated:	08/01/2025
Tie LI

Visiontech Group Inc.

By:	/s/ Tie Li	Dated:	08/01/2025
Tie Li, Authorized Signatory

Nature’s Miracle Holding, Inc.

By:	/s/ Tie Li	Dated:	08/01/2025
Tie Li, Authorized Signatory

Natures Miracle, Inc.

By:	/s/ Tie Li	Dated:	08/01/2025
Tie LI, Authorized Signatory

Natures Miracle California, Inc.

By:	/s/ Tie Li	Dated:	08/01/2025
Tie LI, Authorized Signatory

Hydroman, Inc.

By:	/s/ Tie Li	Dated:	08/01/2025
Tie LI, Authorized Signatory

Hydroman Electric Corporation

By:	/s/ Tie Li	Dated:	08/01/2025
Tie LI, Authorized Signatory

nm rebate, inc.

By:	/s/ Tie Li	Dated:	08 / 01 / 2025
Tie LI, Authorized Signatory

NM Data Inc.

By:	/s/ Tie Li	Dated:	08 / 01 / 2025
Tie LI, Authorized Signatory

WAVE:

Wave Advance, Inc.

By:	Dated: